Exhibit 99.1

HNI Corporation	600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, hnicorp.com

News Release

For Information, Contact:
VP Berger, Executive Vice President and Chief Financial Officer (563) 272-7927
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI Corporation Announces Plant Consolidation

MUSCATINE, Iowa -- January 8, 2026 -- HNI Corporation (NYSE: HNI) announced today it will exit its Wayland, New York, manufacturing facility in 2027.  The Corporation intends to consolidate production into its other North American facilities over the coming year.  HNI expects the consolidation to improve productivity and strengthen operations while meeting capacity requirements and creating enhanced experiences for its customers and trade partners. All products currently produced at the Wayland facility will shift to existing facilities across the HNI manufacturing network, with no anticipated changes in the product portfolio. The Gunlocke brand, its products, and its standards of quality, craftsmanship, and service will continue to be an important part of the HNI portfolio.

“Closing the facility is a difficult decision given the hard work and expertise of the Wayland team.  We are grateful for our Wayland members’ dedication and craftsmanship, and we are committed to providing support and resources throughout the transition. This is a strategic change that aligns with our continued network optimization journey.  We are announcing the consolidation a year in advance as part of our commitment to ensuring a smooth transition for our members and our customers,” said Brandon Bullock, HNI’s Chief Operating Officer.

Estimated Financial Impacts
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Cost savings. HNI estimates the consolidation will save approximately $7.5 to $8.0 million annually once fully mature. The consolidation of Wayland production into HNI’s manufacturing centers of excellence was partially enabled by the strategic integration of Kimball International (KII). Total cost synergies associated with the integration of KII are now anticipated to total $68 million by end of 2028, including ongoing initiatives in procurement and the maturation of previously announced network optimization projects.

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Resulting charges. HNI anticipates charges resulting from the consolidation will impact pre-tax earnings by an estimated $14.9 million in 2026 and 2027, including $5.7 million of non-cash charges. The following table lists the estimated composition and timing of these charges:

(Dollars in Millions)
Time Period	Restructuring Costs (Cash)	Accelerated Depreciation (Non-Cash)	Other Costs (Cash)	Other Costs (Non-Cash)		Total
Q1 2026	3.4	1.6				5.1
Q2 2026	0.5	0.9	0.1			1.5
Q3 2026	0.8	0.9	0.5			2.2
Q4 2026	0.9	0.9	0.7	0.3		2.8
					2026 Total	11.6
Q1 2027	1.3	0.9	0.6	0.3		3.0
Q2 2027	0.2		0.1			0.3
					2027 Total	3.3
					Grand Total	14.9

The decision will result in employment terminations of approximately 135 members in Wayland.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, which involve risks and uncertainties. Any statements, plans, objectives, expectations, strategies, beliefs, or future performance or events to the extent they are not statements of historical fact are forward-looking statements. Words, phrases or expressions such as “anticipate,” “believe,” “could,” “confident,” “continue,” “estimate,” “expect,” “forecast,” “hope,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “possible,” “potential,” “predict,” “project”, “target,” “trend” and similar words, phrases or expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are based on information available and assumptions made at the time the statements are made. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

Additional important factors relating to HNI that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for HNI’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of HNI’s customers; HNI’s reliance on its network of independent dealers; changes in trade policy, including with respect to tariff levels; changes in raw material, component, or commodity pricing; market acceptance and demand for HNI’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on HNI’s financing activities; an inability to protect HNI’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside HNI’s control, including those that may result from the effects of climate change. A description of these risks and uncertainties and additional risks and uncertainties can be found in HNI’s annual report on Form 10-K for the year ended December 28, 2024, and subsequent quarterly and current reports filed with the Securities and Exchange Commission on Forms 10-Q and 8-K.

Forward-looking statements speak only as of the date they are made, and HNI does not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law.

About HNI Corporation

HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is the thought leader in commercial furnishings and the preeminent global designer, innovator, and provider of workplace solutions going to market under unique brands serving multiple channels and customers from the largest multinational companies to small local businesses. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.